EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

Network-1 Increases its Share Repurchase Program

New York, New York June 18, 2015 – Network-1 Technologies, Inc. (the “Company” or “Network-1”) (NYSE MKT: NTIP) announced today that its Board of Directors has authorized an increase to its previously announced share repurchase program pursuant to Rule 10(b)-18 of the Securities and Exchange Act, as amended, permitting the Company to repurchase up to an additional $2,000,000 in shares of its common stock over the next twelve months (for a total of up to $14,000,000 since inception of the program in August 2011).The Company previously announced four increases to its share repurchase program (which was initially established at $2,000,000).  To date, the Company has repurchased 6,654,068 shares under its program at an average price of $1.64 per share or an aggregate cost of approximately $10,904,000 (exclusive of commissions).

The common stock may be repurchased from time to time in open market transactions or privately negotiated transactions in the Company’s discretion.  The timing and amount of shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors.  The share repurchase program may be increased, suspended or discontinued at any time.

“We are pleased to announce another increase to our repurchase program to benefit shareholders at a time when we believe our stock is undervalued,” said Corey M. Horowitz, Chairman and CEO of Network-1.  “This, our fourth increase of our share repurchase program, reflects our confidence in the long-term potential for Network-1 and our commitment to increasing shareholder value,” he added.

The increase in the share repurchase program was approved by the Company’s Board of Directors as part of its ongoing consideration of alternative methods to take advantage of the Company’s strong cash position.  The Board of Directors believes that increasing the share repurchase program at this time is in the best interests of the Company and its shareholders, and will not impact the Company’s ability to execute its future plans.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox and Mirror Worlds patent portfolios acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770